EXHIBIT 99.1

FOR IMMEDIATE RELEASE                 CONTACT:  Tammy Nystuen (763) 551-7496
                                                Select Comfort Corporation
                                                tamara.nystuen@selectcomfort.com


                 SELECT COMFORT REACHES AGREEMENT TO CLOSE LEASED DEPARTMENTS
                          AT BED, BATH & BEYOND STORES

MINNEAPOLIS - (April 11, 2005) - Select Comfort Corporation (NASDAQ: SCSS), the nation's leading bed retailer and creator of the Sleep Number(R) bed, today announced that it has reached an agreement with Bed, Bath & Beyond to discontinue the leased department program, which currently includes nine retail stores. Select Comfort will phase out and close these departments in the second quarter of 2005.

        "The leased department program with Bed, Bath & Beyond was an early element in our distribution strategies, and the relationship has been beneficial for both companies over the past five years," said Keith Spurgeon, senior vice president and general manager, Select Comfort. "However, upon further review of Select Comfort's long-term sales goals, a mutual decision was made to discontinue the relationship. Sales in our leased department locations represented approximately 1 percent of sales in 2004, and we do not anticipate these closings will have an impact on earnings moving forward. Our distribution expansion plans are on track to open up to 40 new stores in 2005, and we expect to end the year with between 390 and 395 stores."

ABOUT SELECT COMFORT
Founded in 1987, Select Comfort Corporation is the nation's leading bed retailer(1), holding 32 U.S. issued or pending patents for its personalized sleep products. The company designs, manufactures and markets a line of adjustable-firmness mattresses featuring air-chamber technology, branded the Sleep Number(R) bed, as well as foundations and sleep accessories. Select Comfort's products are sold through its 370 retail stores located nationwide, through selected bedding retailers; through its national direct marketing operations; and on the Internet at www.selectcomfort.com.

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(1)     TOP 25 BEDDING RETAILERS, FURNITURE TODAY, MAY 24, 2004.


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Statements used in this press release that relate to future plans, events, financial results or performance are forward-looking statements that are subject to certain risks and uncertainties including, among others, such factors as general and industry economic trends; uncertainties arising from global events, consumer confidence, effectiveness of our advertising and promotional efforts; our ability to secure suitable retail locations; our ability to attract and retain qualified sales professionals and other key employees; consumer acceptance of our products, product quality, innovation and brand image; our ability to continue to expand and improve our product line; industry competition; warranty expenses; the outcome of pending litigation, including consumer class action litigation; our dependence on significant suppliers, and the vulnerability of any suppliers to inflationary pressures, labor negotiations, liquidity concerns or other factors; rising commodity costs; and increasing government regulations, including new flammability standards for the bedding industry. Additional information concerning these and other risks and uncertainties is contained in our filings with the Securities and Exchange Commission, including our Annual Report on Form 10-K, and other periodic reports filed with the SEC. The company has no obligation to publicly update or revise any of the forward-looking statements that may be in this news release.


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